                                                                   Exhibit 10(w)

                               JOSEPH P. FLANNERY
                          [private address and phone]


                                             March 21, 2001


Mr. Charles M. Berger
Chairman and Chief Executive Officer
The Scotts Company
41 S. High Street, Suite 3500
Columbus, OH  43215

Dear Chuck:

         The purpose of this letter is to memorialize the understandings we have reached regarding your employment by The Scotts Company ("Scotts" or the "Company") following the May 10, 2001 Board meeting and your affiliation with the Company thereafter.

FROM MAY 10, 2001 THROUGH SEPTEMBER 30, 2001
--------------------------------------------

         Your employment at Scotts is currently subject to an Employment Agreement entered into between you and Scotts dated August 7, 1998 (the "1998 Employment Agreement"). You agree that the 1998 Employment Agreement is hereby amended in two respects:

          1. At the Scotts' Board meeting to be held on May 10, 2001, you shall resign your position as Chief Executive Officer of Scotts.

          2. The term of the 1998 Employment Agreement shall be extended until September 30, 2001. After May 10, 2001, you shall continue to be employed as a full-time Scotts' associate and you will continue to serve as an executive officer of Scotts with the title of Chairman of the Board. Your base salary, incentive compensation, expense reimbursement and benefits shall be paid as provided in the 1998 Employment Agreement through September 30, 2001.

         Except as modified by the preceding paragraph, the 1998 Employment Agreement shall remain in full force and effect.

FROM OCTOBER 1, 2001 THROUGH JANUARY 16, 2003
---------------------------------------------

         From October 1, 2001 through January 16, 2003 (the proposed date for Scotts' 2003 Annual Meeting of Shareholders), you shall continue as a Scotts' associate and executive officer (maintaining the title of Chairman of the Board) at an annual salary of $500,000. You shall be entitled to receive all benefits available to an executive officer of Scotts, but shall not be entitled

Charles M. Berger
March 21, 2001
Page 2

to any incentive compensation or to a stock option grant. You shall be entitled to the use of the Company airplane for business purposes, to an annual physical at the Company's expense and to participate in the Ayco program so long as you remain Chairman of the Board.

         You shall be entitled to a guest office and administrative assistance at Scotts' World Headquarters through January 16, 2003, but your principal office after October 1, 2001 shall be at your home in Naples, Florida. Scotts agrees to reimburse you for the commission you pay in connection with the sale of your home in Columbus, Ohio and for the expense of moving your personal effects to Naples, Florida, up to a maximum reimbursement of $150,000.

         It is presently the Committee's intention to have you stand for re-election as a Director of the Company when your current term expires at the Company's Annual Meeting of Shareholders in 2002. On January 16, 2003, it is expected that you will resign your position as Chairman of the Board and that you will retire as a full-time Scotts' associate. Upon your retirement as a full-time Scotts' associate, you shall be entitled to such benefits as are then available to a retiree at your then age and with your then years of service, and all other benefits that you were entitled to receive as Chairman of the Board shall cease.

FROM JANUARY 17, 2003 THROUGH MAY 9, 2003
-----------------------------------------

         After your retirement from Scotts on January 16, 2003, you will continue to be paid monthly at the rate of $500,000 per year through May 9, 2003, but you will not be entitled to receive any benefits in addition to these payments.

DEATH, DISABILITY OR CHANGE IN CONTROL
--------------------------------------

         Should you die or become totally disabled or should Scotts undergo a Change in Control (as defined in the 1998 Employment Agreement) prior to May 9, 2003, your beneficiaries or your estate shall be entitled to receive the balance of any payments due you through May 9, 2003. Any such payments due you shall be paid in a lump sum within 90 days of the effective date of the Change in Control or your death or total disability. Any options to purchase Scotts' common shares owned by you at your death shall be dealt with as provided in the Scotts' stock option plan pursuant to which they were granted.

                                           Very truly yours,


                                            /s/ Joseph P. Flannery
                                           -------------------------
                                           Joseph P. Flannery, Chairman
                                           Compensation and Organization
                                           Committee of the Board of Directors